Exhibit 10.1
Board of Director Compensation
Fees and Expenses
(effective as of May 21, 2014)

Retainer:	Retainer fees are paid quarterly, at the end of each quarter. Fees are as follows:

Annual cash retainer:	$120,000
Additional retainer for Lead Independent Director:	$25,000
Additional retainer for Audit Committee:	$10,000
Additional retainer for Audit Committee chair:	$20,000
Additional retainer for Compensation Committee chair:	$15,000
Additional retainer for Governance Committee chair:	$15,000
Additional retainer for Policy Committee chair:	$7,500

Equity Grant:
Directors are awarded an annual retainer of $135,000 in deferred stock units, awarded quarterly. The deferred stock units will be paid at the conclusion of board service, or earlier, as specified by the director, if he has five or more years of service.

Directors may elect to defer payment of all or a portion of their remaining annual cash retainer and other annual committee retainer fees into the deferred stock unit account.